09-XX
For further information:
John F. Walsh
Vice President - Investor Relations
Southern Union Company
212-659-3208

SOUTHERN UNION ANNOUNCES 4Q AND FISCAL 2008 RESULTS;
ISSUES 2009 GUIDANCE

•  Fiscal 2008 EPS of $2.26; Adjusted EPS of $1.81
•  Fourth quarter 2008 EPS of $.97; Adjusted EPS of $.47
•  2009 EPS of $1.45 to $1.60; Adjusted EPS of $1.75 to $1.90

HOUSTON, February 26, 2009 – Southern Union Company (NYSE: SUG) today reported net earnings available for common stockholders for the year ended December 31, 2008 of $279.4 million ($2.26 per share) compared with $211.3 million ($1.75 per share) in the prior year.  Adjusted net earnings available for common stockholders for the year were $223.4 million ($1.81 per share) compared with adjusted net earnings of $205.6 million ($1.70 per share) in the prior year.  Adjusted net earnings for 2008 exclude a non-cash after-tax mark-to-market unrealized gain on open economic hedges of 2009 processing spreads, an after-tax charge related to the company’s repurchase of its preferred stock during the year and a change in tax benefit associated with the dividends received deduction for anticipated dividends from the company's Citrus investment.  Adjusted net earnings for 2007 exclude an after-tax gain of $10.5 million related to the settlement of litigation.  A reconciliation of net earnings to adjusted net earnings for the year is set forth in the following table.

	Year ended December 31,
($000s, except per share amounts)	2008	2007
Net earnings	$295,151	$228,711
Preferred stock dividends	$(12,212)	$(17,365)
Loss on extinguishment of preferred stock	$(3,527)	$-
Net earnings available for common stockholders	$279,412	$211,346
After-tax adjustment for mark-to-market gain	$(37,410)	$-
After-tax adjustment for repurchase of preferred stock	$3,527	$-
Tax benefit associated with dividends received deduction	$(22,100)	$-
After-tax adjustment for settlment of litigation and related liability	$-	$(10,518)
After-tax adjustment for the write-down in carrying value of office	$-	$4,806
Adjusted net earnings available for common stockholders	$223,429	$205,634
Reported net earnings per share available for common stockholders	$2.26	$1.75
Adjusted net earnings per share available for common stockholders	$1.81	$1.70

The company estimates that Hurricanes Gustav and Ike negatively impacted the year by approximately $17.5 million ($.14 per share) on an after-tax basis.  The negative impact during the year was primarily a result of reduced availability in the gathering and processing segment of third-party fractionation facilities damaged by Hurricane Ike, expenses related to damages to the company’s offshore facilities and reduced transportation revenue as a result of reduced volumes flowing after Hurricane Ike.

For the three-month period ended December 31, 2008, the company reported net earnings available for common stockholders of $120.9 million ($.97 per share) compared with $49.4 million ($.41 per share) for the prior year.  Adjusted net earnings available for common stockholders for the current quarter were $59.3 million ($.47 per share).  Adjusted net earnings exclude a non-cash after-tax mark-to-market unrealized gain on open economic hedges of 2009 processing spreads, an after-tax gain related to the company’s repurchase of its preferred stock and a change in tax benefit associated with the dividends received deduction for anticipated dividends from the company's Citrus investment.  A reconciliation of net earnings to adjusted net earnings for the three-month period is set forth in the following table.

	Three months ended December 31,
($000s, except per share amounts)	2008	2007
Net earnings	$122,557	$53,732
Preferred stock dividends	$(2,171)	$(4,341)
Gain on extinguishment of preferred stock	$504	$-
Net earnings available to common stockholders	$120,890	$49,391
After-tax adjustment for mark-to-market gain	$(38,960)	$-
After-tax adjustment for repurchase of preferred stock	$(504)	$-
Tax benefit associated with dividends received deduction	$(22,100)	$-
Adjusted net earnings available for common stockholders	$59,326	$49,391
Reported net earnings per share available for common stockholders	$0.97	$0.41
Adjusted net earnings per share available for common stockholders	$0.47	$0.41

The company estimates that Hurricanes Gustav and Ike negatively impacted the fourth quarter by approximately $4.2 million ($.03 per share) on an after-tax basis.

By calculating adjusted net earnings available for common stockholders, the company believes it presents its earnings in a manner more consistent with the presentation used by the investment community in its evaluation of the company's earnings.

For the year ended December 31, 2008, net operating revenue, calculated as revenue less cost of gas and other energy and revenue related taxes, increased $156.8 million or 14.3% to $1,251.2 million from $1,094.4 million in the prior year.  Adjusted net operating revenue, which excludes the unrealized losses on open economic hedges, was $1,191.5.0 million during the year.  For the three months ended December 31, 2008, net operating revenue was $369.0 million compared with $296.1 million in the prior year.  Adjusted net operating revenue for the current quarter was $306.7 million.  A reconciliation of operating revenue to net operating revenue and adjusted net operating revenue for the year and quarter are available at the end of this press release.

The company uses earnings before interest and taxes (“EBIT”) as its primary measure of evaluating financial performance.  EBIT is a non-GAAP measure and should be used in conjunction with net earnings and other performance measures such as operating income or net cash flows provided by operating activities.  For the year ended December 31, 2008, Southern Union reported adjusted EBIT of $547.6 million compared with adjusted EBIT of $518.9 million in the prior period, representing an increase of 5.5%.  The increase was primarily due to improvements at the company’s transportation and storage and gathering and processing segments.  For the three months ended December 31, 2008, Southern Union reported adjusted EBIT of $142.6 million compared with EBIT of $129.4 million in the prior period, representing an increase of 10%.  The quarterly increase was primarily due to improvements at the company’s distribution and corporate and other segments.  A reconciliation of EBIT to adjusted EBIT and EBIT to net earnings for the year and quarter are available at the end of this press release.

By calculating adjusted EBIT, the company believes it presents its financial performance in a manner more consistent with the presentation used by the investment community in its evaluation of the company's financial performance.

Management’s Perspective

Commenting on the year, George L. Lindemann, chairman and CEO, said, “In light of two significant hurricanes and a major degradation of the economy, commodity and credit markets in the fourth quarter, we are very pleased to have reported solid adjusted earnings of $1.81 per share for 2008.  We are equally pleased to announce 2009 adjusted earnings guidance in the range of $1.75 to $1.90 per share.”

President and COO Eric D. Herschmann added, “The strong cash flows and earnings reported by the company in 2008 in the midst of the recent economic downturn reflect the stability of our low-risk business profile and regulated business segments.  The completion of our Trunkline LNG Infrastructure Enhancement Project this year will further add to our stable cash flow and earnings base in 2009 and beyond.”

Key Factors Impacting 2008 Performance Relative to Prior Year

•
Southern Union’s transportation and storage segment posted EBIT of $404.8 million, compared with adjusted EBIT of $392.4 million in the prior year.  The $12.4 million increase was primarily attributable to a $21.4 million increase in EBIT at Panhandle Energy, which includes Panhandle Eastern Pipeline Company and its subsidiaries, partially offset by an $8.9 million decrease in equity earnings from its 50% investment in Citrus Corp.  Panhandle Energy saw higher operating revenues of $63.2 million, partially offset by higher operating expenses of $21.6 million and higher depreciation and amortization expense of $18.2 million.  The increase in operating revenues was largely due to a $49.1 million increase in reservation revenue, primarily a result of the Trunkline Field Zone Expansion project which was fully placed in service by February 2008, higher parking revenue of $8.2 million and higher storage revenue of $6.7 million.  The operating expense increase includes $13.5 million related to damages to the company’s facilities as a result of the hurricanes and higher contract storage costs of approximately $10.2 million.  At Citrus Corp., reflective of the company’s 50% interest, operating revenue increased $4.7 million, offset by a $6 million increase in operating expenses, a $2.6 million increase in depreciation and a $4.5 million increase in interest expense.

•
The gathering and processing segment reported adjusted EBIT of $85.7 million compared with $65.4 million in the prior year.  Adjusted EBIT for the year excludes a $59.7 million mark-to-market unrealized gain on open economic hedges of 2009 processing spreads.  Gross margin increased by $33.6 million, excluding the impact of mark-to-market accounting on open commodity derivatives, primarily due to improved higher realized natural gas and natural gas liquids prices.  The company estimates that gross margin was negatively impacted by $10.6 million during the year, primarily a result of reduced availability of third-party fractionation facilities damaged by Hurricane Ike.  Operating expenses increased by $6.1 million, primarily due to a $3.0 million bad debt reserve for receivables associated with a company that filed for bankruptcy, a $2.3 million increase in chemical and lubricant costs and a $2.1 million increase in utility costs.  Equity earnings from the company’s investment in Grey Ranch decreased by $2.3 million due to a 2008 fire that removed the plant from service for approximately five months.  The plant returned to service in late October 2008.  Depreciation expense increased by $3.2 million during the year due to an increase in property, plant and equipment.

•	EBIT for the company’s distribution segment (predominantly Missouri Gas Energy) decreased $.8 million to $61.4 million for the year.

2009 Earnings Guidance

Southern Union expects 2009 net earnings to be in the range of $1.45 to $1.60 per share.  Adjusted net earnings are expected to be in the range of $1.75 to $1.90 per share.  Adjusted net earnings attribute the impact of previously accrued mark-to-market unrealized gains on economic hedges of 2009 processing spreads to 2009 adjusted net earnings.  The company’s 2009 Financial Outlook is available on its website at www.sug.com.

Annual Report on Form 10-K

Southern Union will provide additional information about its fiscal 2008 results in its annual report on Form 10-K expected to be filed today with the Securities and Exchange Commission.  Once made, this filing may be accessed through the Investors section of the company’s web site at www.sug.com.

Investor Call & Webcast

Southern Union will host a live investor call and webcast today at 9:00 a.m. Eastern time to discuss results, recent events and outlook.  To access the call, dial 888-713-4216 (international callers dial 617-213-4868) and enter the passcode 36278079.  A replay of the call will be available for one week after the event by dialing 888-286-8010 (international callers dial 617-801-6888) and entering passcode 69185508.  The webcast may be accessed online through the Investor’s section of the company’s web site at www.sug.com.

Please use the following link to pre-register and view important information about this conference call.  Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the call.  Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please click Pre-register (control + click on the link) and enter the registration key PUNPENU3T or enter the following URL www.theconferencingservice.com/prereg/key.process and use the same registration key.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with approximately 20,000 miles of gathering and transportation pipelines and North America’s largest liquefied natural gas import terminal, along with serving more than half a million natural gas end-user customers in Missouri and Massachusetts.  For further information, visit www.sug.com.

Forward-Looking Information

This news release includes forward-looking statements.  Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.  The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

     Select Financial Information
   The following table sets forth audited financial information for the company for the years ended December 31, 2008 and 2007.

	Year ended December 31,
	2008	2007
	(In thousands, except per share amounts)

Operating revenues	$3,070,154	$2,616,665

Operating expenses:
Cost of gas and other energy	1,774,682	1,483,715
Operating, maintenance and general	473,614	444,408
Depreciation and amortization	199,249	177,999
Revenue-related taxes	44,259	38,584
Taxes, other than on income and revenues	48,371	44,874
Total operating expenses	2,540,175	2,189,580
Operating income	529,979	427,085

Other income (expenses):
Interest expense	(207,408)	(203,146)
Earnings from unconsolidated investments	75,030	100,914
Other, net	2,325	(883)
Total other income (expenses), net	(130,053)	(103,115)

Earnings before income taxes	399,926	323,970

Federal and state income tax expense	104,775	95,259

Earnings from continuing operations	295,151	228,711

Discontinued operations:
Loss from discontinued operations before	-	-
income taxes
Federal and state income taxes	-	-
Loss from discontinued operations	-	-

Net earnings	295,151	228,711

Preferred stock dividends	(12,212)	(17,365)

Loss on extinguishment of preferred stock	(3,527)	-

Net earnings available for common stockholders	$279,412	$211,346

Net earnings available for common stockholders from
continuing operations per share:
Basic	$2.26	$1.76
Diluted	$2.26	$1.75

Net earnings available for common stockholders per share:
Basic	$2.26	$1.76
Diluted	$2.26	$1.75
Dividends declared on common stock per share	$0.60	$0.45

Weighted average shares outstanding:
Basic	123,446	119,930
Diluted	123,644	120,674

     Select Financial Information
          The following table sets forth unaudited financial information for the company for the three months ended December 31, 2008 and 2007.

	Three months ended December 31,
	2008	2007
	(In thousands, except per share amounts)

Operating revenues	$727,118	$722,911

Operating expenses:
Cost of gas and other energy	343,511	414,680
Operating, maintenance and general	117,349	125,426
Depreciation and amortization	51,256	45,969
Revenue-related taxes	14,599	12,086
Taxes, other than on income and revenues	11,536	11,639
Total operating expenses	538,251	609,800
Operating income	188,867	113,111

Other income (expenses):
Interest expense	(52,872)	(49,112)
Earnings from unconsolidated investments	15,579	18,928
Other, net	498	(2,683)
Total other income (expenses), net	(36,795)	(32,867)

Earnings before income taxes	152,072	80,244

Federal and state income tax expense	29,515	26,512

Net earnings	122,557	53,732

Preferred stock dividends	(2,171)	(4,341)

Gain on extinguishment of preferred stock	504	-

Net earnings available for common stockholders	$120,890	$49,391

Net earnings available for common stockholders per share:
Basic	$0.98	$0.41
Diluted	$0.97	$0.41
Dividends declared on common stock per share	$0.15	$0.15

Weighted average shares outstanding:
Basic	123,986	120,035
Diluted	124,032	120,770

Select Financial Information Continued

   The following table sets forth certain select, audited financial information for the company as of and for the years ended December 31, 2008 and 2007.

	December 31,
	2008	2007
	(In thousands of dollars)
Total assets	$7,997,907	$7,397,913
Long Term Debt	3,257,434	2,960,326
Short term debt and notes payable	462,082	557,680
Preferred stock	115,000	230,000
Common equity	2,252,952	1,975,806
Total capitalization	6,087,468	5,723,812

	Year ended December 31,
	2008	2007
Cash flow information:	(In thousands of dollars)
Cash flow provided by operating activities	$486,827	$470,408
Changes in working capital	(64,992)	(46,232)
Net cash flow provided by operating activities
before changes in working capital	551,819	516,640
Net cash flow used in investing activities	(568,952)	(666,604)
Net cash flow provided by financing activities	80,753	196,135
Change in cash and cash equivalents	$(1,372)	$(61)

    Select Financial Information Non-GAAP
      The following table sets forth certain select audited financial information for the company’s segments and a reconciliation of EBIT to net earnings for the years ended December 31, 2008 and 2007.

	Year Ended December 31,
Segment Data	2008	2007
	(In thousands)
Revenues from external customers:
Transportation and Storage	$721,640	$658,446
Gathering and Processing	1,521,041	1,221,747
Distribution	821,673	732,109
Total segment operating revenues	3,064,354	2,612,302
Corporate and other	5,800	4,363
	$3,070,154	$2,616,665

Depreciation and amortization:
Transportation and Storage	$103,807	$85,641
Gathering and Processing	62,716	59,560
Distribution	30,530	30,251
Total segment depreciation and amortization	197,053	175,452
Corporate and other	2,196	2,547
	$199,249	$177,999

EBIT:
Transportation and Storage segment	$404,834	$407,459
Gathering and Processing segment	145,363	65,368
Distribution segment	61,418	62,195
Corporate and other	(4,281)	(7,906)
Total EBIT	607,334	527,116
Interest expense	207,408	203,146
Earnings before income taxes	399,926	323,970
Federal and state income tax expense	104,775	95,259
Earnings from continuing operations	295,151	228,711
Loss from discontinued operations before income taxes	-	-
Federal and state income tax expense	-	-
Net earnings	295,151	228,711
Preferred stock dividends	12,212	17,365
Loss on extinguishment of preferred stock	3,527	-
Net earnings available for common stockholders	$279,412	$211,346

The Company evaluates segment performance based on several factors, of which the primary financial measure is earnings before interest and taxes (EBIT).  EBIT allows management and investors to more effectively evaluate the performance of all of the Company’s consolidated subsidiaries and unconsolidated investments.  The Company defines EBIT as net earnings available for common shareholders, adjusted for: (i) items that do not impact earnings from continuing operations, such as extraordinary items, discontinued operations and the impact of changes in accounting principles; (ii) income taxes; (iii) interest; (iv) dividends on preferred stock; and (v) loss on extinguishment of preferred stock.

     Select Financial Information Non-GAAP
        The following table sets forth certain select audited financial information for the company’s segments and a reconciliation of EBIT to net earnings for the three months ended December 31, 2008 and 2007.

	Three months ended December 31,
Segment Data	2008	2007
	(In thousands)
Revenues from external customers:
Transportation and Storage	$192,856	$168,747
Gathering and Processing	272,728	334,636
Distribution	260,224	218,245
Total segment operating revenues	725,808	721,628
Corporate and other	1,310	1,283
	$727,118	$722,911

Depreciation and amortization:
Transportation and Storage	$26,922	$22,007
Gathering and Processing	16,179	15,711
Distribution	7,261	7,605
Total segment depreciation and amortization	50,362	45,323
Corporate and other	534	646
	$50,896	$45,969

EBIT:
Transportation and Storage segment	$112,012	$106,553
Gathering and Processing segment	77,722	23,862
Distribution segment	24,685	13,033
Corporate and other	(9,475)	(14,092)
Total EBIT	204,944	129,356
Interest expense	52,872	49,112
Earnings before income taxes	152,072	80,244
Federal and state income tax expense	29,515	26,512
Earnings from continuing operations	122,557	53,732
Loss from discontinued operations before income taxes	-	-
Federal and state income tax expense	-	-
Net earnings	122,557	53,732
Preferred stock dividends	(2,171)	(4,341)
Gain on extinguishment of preferred stock	504	-
Net earnings available for common stockholders	$120,890	$49,391

Select Financial Information Non-GAAP

   The following tables set forth a reconciliation of EBIT to adjusted EBIT (a non-GAAP measure) for the company and select business segments for the years and three months ended December 31, 2008 and 2007.

	Year ended December 31,
	2008	2007
	(In thousands of dollars)
Southern Union Company:
Reported EBIT	$607,334	$527,116
Adjustments:
Citrus litigation settlement	-	(7,500)
Recorded liability settlement	-	(7,600)
Write-down in carrying value of Scranton facility	-	6,900
Transwestern Pipeline ownership exchange gain	-	-
Non-recurring transaction related bonuses	-	-
Mark-to-market unrealized hedging (gain) loss	(59,706)	-
Adjusted EBIT	$547,628	$518,916

Transportation & storage segment:
Reported EBIT	$404,834	$407,459
Adjustments:
Citrus litigation settlement	-	(7,500)
Recorded liability settlement	-	(7,600)
Transwestern Pipeline ownership exchange gain	-	-
Adjusted EBIT	$404,834	$392,359

Gathering & processing segment:
Reported EBIT	$145,363	$65,368
Adjustments:
Mark-to-market unrealized hedging (gain) loss	(59,706)	-
Adjusted EBIT	$85,657	$65,368

	Three months ended December 31,
	2008	2007
	(In thousands of dollars)
Southern Union Company:
Reported EBIT	$204,944	$129,356
Adjustments:
Mark-to-market unrealized hedging (gain) loss	(62,304)	-
Adjusted EBIT	$142,640	$129,356

Gathering & processing segment:
Reported EBIT	$77,722	$23,862
Adjustments:
Mark-to-market unrealized hedging (gain) loss	(62,304)	-
Adjusted EBIT	$15,418	$23,862

Select Financial Information Non-GAAP

    The following tables set forth a reconciliation of operating revenues to net operating revenues and adjusted net operating revenues for the company for the year and three months ended December 31, 2008 and 2007.

	Year ended December 31,
	2008	2007
	(In thousands of dollars)
Operating revenues	$3,070,154	$2,616,665
Cost of gas and other energy	(1,774,682)	(1,483,715)
Revenue-related taxes	(44,259)	(38,584)
Net operating revenues	1,251,213	1,094,366
Adjustments:
Mark to market (gain) loss on open economic hedges	(59,706)	-
Adjusted net operating revenues	$1,191,507	$1,094,366

	Three months ended December 31,
	2008	2007
	(In thousands of dollars)
Operating revenues	$727,118	$722,911
Cost of gas and other energy	(343,511)	(414,680)
Revenue-related taxes	(14,599)	(12,086)
Net operating revenue	369,008	296,145
Adjustments:
Mark to market (gain) loss on open economic hedges	(62,304)	-
Adjusted net operating revenues	$306,704	$296,145

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